Exhibit 1

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of Class A Common Stock of Real Goods Solar, Inc.

EXECUTED as a sealed instrument this 11th day of January, 2012.

RIVERSIDE RENEWABLE ENERGY INVESTMENTS, LLC

By:	/s/ David L. Belluck
David L. Belluck Manager

/s/ David L. Belluck
David L. Belluck